UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(CHECK ONE): |_| Form 10-K |_| Form 20-F |_| Form 11-K
             |X| Form 10-Q  |_| Form N-SAR

 For Period Ended:            September 30, 2007
                              ------------------

|_| Transition Report on Form 10-K

|_| Transition Report on Form 20-F

|_| Transition Report on Form 11-K

|_| Transition Report on Form 10-Q

|_| Transition Report on Form N-SAR
For the Transaction Period Ended:  ___________________________




  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I - REGISTRANT INFORMATION

China Recycling Energy Corporation
----------------------------------
Full Name of Registrant

China Digital Wireless, Inc.
----------------------------
Former Name if Applicable

429 Guangdong Road
------------------
Address of Principal Executive Office (Street and Number)

Shanghai, People's Republic of China 200001
-------------------------------------------
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 X   (b)  The subject annual report,  semi-annual  report,  transition report on
          Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

China Recycling Energy Corporation, formerly "China Digital Wireless, Inc."(the "Company") could not complete the filing of its Quarterly Report on Form10-QSB for the period ended September 30, 2007 due to a delay in obtaining and compiling information required to be included in the Company's Form 10-QSB, which delay could not be eliminated by the Company without unreasonable effort and expense. In accordance with Rule 12b-25 of the Securities Exchange Act of1934, the Company will file its Form 10-QSB no later than the 5th calendar day following the prescribed due date.

SEC 1344 (03-05)    Persons who are to respond to the  collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Guangyu Wu                       011-86               21-6336-8681
    ----------------------------------------------------------------------------
      (Name)                       (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                  [X] Yes [ ] No

     ---------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.





                       China Recycling Energy Corporation
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  November 13, 2007                           By  /s/ Guangyu Wu
                                                      --------------
                                                      Guangyu Wu
                                                      Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                ATTENTION
-----------------------------                 -----------------------------
              INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
                  CONSTITUTE FEDERAL CRIMINAL VIOLATIONS
                           (SEE 18 U.S.C. 1001)